Exhibit 10.6.1

ETHANOL GRAIN PROCESSORS, LLC

AMENDMENT TO

SUBSCRIPTION AND INVESTMENT REPRESENTATION AGREEMENT

THIS AMENDMENT TO SUBSCRIPTION AND INVESTMENT REPRESENTATION AGREEMENT (this “Amendment”) is entered into and made effective as of March 16, 2006, by and between Ethanol Grain Processors, LLC, a Tennessee limited liability company with principal executive offices located at 1918 McDonald Road, Rives, Tennessee 38253, and mailing office address of P.O. Box 95, Obion, Tennessee 38240 (the “Company”), and Fagen Energy, Inc., a Minnesota corporation with principal executive office located at 501 W. Highway 212, P.O. Box 159, Granite Falls, Minnesota 56241 (the “Subscriber”).

R E C I T A L S

A.            Pursuant to a certain Subscription and Investment Representation Agreement dated December 2, 2005 (the “Agreement”) received and accepted by the Company in connection with a private escrow offering, the Subscriber is entitled to receive 1,250,000 of the Company’s units at a price of $2.00 per unit at financial closing (as defined in the Agreement).

B.            The Agreement provided for an additional 125,000 of units as an early subscription incentive and 50,000 units as a volume subscription incentive to be issued at financial closing, based upon the Company’s then-current plan to conduct a primary equity offering upon similar terms including early subscription and volume subscription incentives.

C.            The Company has since modified its financing plans, as part of which it has decided to conduct its primary equity offering at the same price of $2.00 per unit but without any early subscription or volume subscription incentives.

D.            In order to conform the Agreement to the anticipated terms of the primary equity offering, and to enable the Company to proceed with the primary equity offering, the parties hereto mutually desire to amend the Agreement to remove the early subscription and volume subscription incentives.

W I T N E S S E T H

In consideration of the premises and mutual promises contained herein, and other good and valuable consideration, the parties hereby agree as follows:

1.             The provisions regarding early subscription and volume subscription incentives set forth in Section 1(f) of the Agreement are stricken in their entirety.

2.             The Company agrees that, if the terms of its planned primary equity offering ultimately include any early subscription incentives or volume subscription incentives, then the Subscriber shall be entitled to similar incentives based upon the time and amount of the subscription made under the Agreement.

3.             Except to the extent amended hereby, all other terms and conditions of the Agreement are confirmed and remain in full force and effect.

IN WITNESS WHEREOF, this Amendment to Subscription and Investment Representation Agreement is executed as of the date first written above.

FAGEN ENERGY, INC.

By	/s/ Ron Fagen
	Name:	Ron Fagen
	Title:	Sec./Treas.

ETHANOL GRAIN PROCESSORS, LLC

By	/s/ James K. Patterson
	Name:	James K. Patterson
	Title:	Chief Executive Officer